Exhibit 99.1

E A R N I N G S R E L E A S E

Press Contacts:	Gary R. Shook, President & CEO	540-687-4801 or
pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or
cfo@middleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG FINANCIAL CORPORATION ANNOUNCES
THIRD QUARTER 2016 RESULTS

MIDDLEBURG, VA. – October 28, 2016 – Middleburg Financial Corporation (the “Company”) (Nasdaq: MBRG), today announced net income of $2.26 million, or $0.32 per diluted share, for the quarter ended September 30, 2016.

“As you most likely already know, on October 24, 2016 we announced a definitive agreement to combine in a strategic merger of equals with Access National Corporation (NASDAQ: ANCX). We believe this combination creates Virginia's premier bank, with enhanced scale, improved efficiency and a well-diversified business model. The two companies have highly complementary businesses and geographic footprints with a greater market reach enabling significant opportunities for growth. As a result of our past success, both companies will retain their branding as we move forward. Access National's expertise in business banking, commercial and industrial (C&I) lending and mortgage origination complements Middleburg’s 92-year history with core strengths of driving deposits, trust and wealth management income. The new institution will rank fifth in deposit market share among Virginia-based banks under $10 billion in assets. Future performance is expected to be strong with accretive earnings per share greater than 7.5% in 2017 and greater than 10.0% in 2018,” said Gary R. Shook, President and CEO of Middleburg Financial Corporation. “The extensive due diligence that is required by merging two like sized financial institutions is costly. As noted here, those expenses will weigh on earnings for the next several quarters as we move toward settlement.”

Third quarter 2016 highlights include:

•
Net income for the quarter decreased by 14.66% to $2.26 million, or $0.32 per diluted share, compared to $2.65 million, or $0.37 per diluted share, for the previous quarter and compared to $2.32 million, or $0.32 per diluted share, for the same period in 2015.

•
A combination of loan payoffs, refinancing activity and runoff in the securities portfolio, including sales, some of which were redeployed into loans, resulted in the net interest margin declining to 3.11%, compared to 3.26% for the previous quarter and 3.28% for the same period in 2015.

•
Non-interest expenses increased by 4.83% and 0.91% compared to the previous quarter and the same period in 2015, respectively. This increase was primarily driven by merger related expenses of $165,100 and $236,600 for the quarter and nine months ended September 30, 2016, respectively.

•	Total assets increased to $1.34 billion, higher by 3.10% since December 31, 2015.

•
As a result of a large loan participation payoff, loans held-for-investment declined by $8.76 million or 1.02% during the quarter to $845.89 million. Loan balances have grown in 2016 by $40.21 million at an annualized growth rate of 6.65%.

•	Deposit growth, driven by core deposits, continues to be strong increasing to $1.09 billion, or 4.87% since December 31, 2015.

•	Asset quality continues to improve with nonaccrual loan balances declining by 23.69% compared to December 31, 2015.

•	The allowance for loan losses was 1.32% of total loans compared to 1.37% as of December 31, 2015.

•
Capital ratios continue to be strong: Total Risk-Based Capital Ratio of 17.83%, Tier 1 Risk-Based Capital Ratio of 16.57%, Common Equity Tier 1 Ratio of 15.92% and Tier 1 Leverage Ratio of 9.59% at September 30, 2016.

TOTAL REVENUE
Total revenue, which is composed of net interest income and non-interest income (before any provision for loan and lease losses), was $11.86 million for the third quarter of 2016, lower by 3.87% compared to the previous quarter and an increase of 0.26% compared to the same period in 2015.

Net Interest Income
The Company recorded net interest income of $9.62 million for the third quarter of 2016, a decrease of 3.53% compared to the previous quarter and lower by 0.43% compared to the same period in 2015. The net interest margin in the third quarter of 2016 was 3.11%, lower by 15 bp compared to the previous quarter and lower by 17 bp compared to the same period in 2015.

The following factors contributed to the changes in net interest margin during the third quarter of 2016 compared to the previous quarter:

•	Yields on earning assets decreased by 16 bp compared to the previous quarter.

•
A combination of securities sales and refinancing activity caused yields on investment securities to decrease by 43 bp compared to the previous quarter. A significant portion of the investment portfolio is in residential mortgage backed securities ("MBS") and municipal bonds. The MBS holdings experienced higher prepayments which had the effect of increasing premium amortization and compressing yields. Call activity related to municipal bond holdings was a factor as well in lowering yields.

•	Yields on loans decreased by 8 bp compared to the previous quarter, as we experienced higher loan payoffs, including a $9.10 million loan participation and added loans at lower yields.

•	Cost of funds remained unchanged at 38 bp, compared to the previous quarter.

The following table analyzes changes in net interest income comparing the third quarter of 2016 to the previous quarter and to the quarter ended September 30, 2015.

	Quarters Ended
(Dollars in thousands)	September 30, 2016 vs. June 30, 2016 Increase (Decrease) Due to Changes in:			September 30, 2016 vs. September 30, 2015 Increase (Decrease) Due to Changes in:
	Volume	Rate	Total	Volume	Rate	Total
Earning Assets:
Securities:
Taxable	$(71)	$(341)	$(412)	$(39)	$(303)	$(342)
Tax-exempt	(15)	(28)	(43)	(5)	(45)	(50)
Loans:
Taxable	152	(72)	80	722	(326)	396
Tax-exempt	—	—	—	—	1	1
Interest on deposits with other banks and federal funds sold	(3)	(2)	(5)	(3)	15	12
Total earning assets	$63	$(443)	$(380)	$675	$(658)	$17
Interest-Bearing Liabilities:
Checking	$(3)	$4	$1	$3	$15	$18
Regular savings	—	1	1	5	—	5
Money market savings	1	3	4	6	12	18
Time deposits:
$100,000 and over	12	1	13	9	5	14
Under $100,000	8	(7)	1	46	(69)	(23)
Total interest-bearing deposits	$18	$2	$20	$69	$(37)	$32
Securities sold under agreements to repurchase	—	1	1	1	(2)	(1)
FHLB borrowings and other debt	(74)	40	(34)	8	37	45
Total interest-bearing liabilities	$(56)	$43	$(13)	$78	$(2)	$76
Change in net interest income	$119	$(486)	$(367)	$597	$(656)	$(59)

Comparing the third quarter of 2016 to the previous quarter, the table shows the decrease in interest income for investments was primarily due to runoff in the securities portfolio, including sales during the quarter, the proceeds of which were redeployed into loans as well as refinancing activity related to MBS and municipal securities. We continue to manage the investment portfolio with a focus on liquidity while retaining a balance between fixed and floating rate investments. The decrease in interest income from loans in the third quarter relative to the previous quarter was due to elevated payoff activity, including the $9.10 million loan participation, accompanied by lower yields on new loan originations. The changes in interest income in the third quarter of 2016 compared to the same quarter in 2015 reflected similar themes. Competition for good credits continues to pressure loan rates.

Non-Interest Income
Non-interest income decreased by 5.32% compared to the previous quarter and was higher by 3.36% compared to the quarter ended September 30, 2015.

•
Total revenue generated by our wealth management group, Middleburg Investment Group ("MIG") increased by 3.18% to $1.17 million compared to the previous quarter and was unchanged when compared to the same quarter in 2015. Fee income is based primarily upon the market value of assets under administration which were $2.01 billion at September 30, 2016 and $1.91 billion at September 30, 2015.

•	Net gains on securities sold were $138,000 and $511,000 for the quarter and the nine month period ended September 30, 2016. Securities were sold in order to fund loan originations.

•
Other operating income was $136,000 for the quarter ended September 30, 2016, a decrease of 36.15% compared to the previous quarter and a decrease of 35.85% compared to the quarter ended September 30, 2015. Other operating income was $492,000 for the nine months ended September 30, 2016, a decrease of 58.79% compared to the same period in 2015. In the first quarter of 2015, there was a substantial recovery of approximately $500,000 in expenses related to a loan that had previously been charged off that was included in other operating income. Other operating income generally includes revenue from prepayment penalties, safe deposit charges, wire fees and other miscellaneous adjustments.

NON-INTEREST EXPENSES
Non-interest expenses increased by 4.83% compared to the previous quarter and by 0.91% compared to the same period in 2015. Principal categories of non-interest expenses that changed were the following:

•
Costs related to other real estate owned (OREO) increased by $194,000 when compared to the prior quarter and decreased by $10,000 when compared to the same period in 2015. Costs related to OREO increased by 18.95% for the nine month period ended September 30, 2016 when compared to the same period in 2015. During the first nine months of 2016, we recorded valuation adjustments of $355,000 for several properties resulting from updated appraisals.

•
Computer operations expenses increased to $605,000 for the current quarter compared to $598,000 for the prior quarter and $524,000 for the quarter ended September 30, 2015. Computer operations expenses increased by 25.20% for the nine month period ended September 30, 2016 when compared to the same period in 2015. The primary reasons for these changes when comparing to the three and nine month periods of 2015 were costs related to the conversion to a new on-line banking platform.

•
Other operating expenses increased by 9.30% compared to the prior quarter and increased by 4.92% when compared to the same period in 2015. Other operating expenses increased by 2.67% for the nine month period ended September 30, 2016 when compared to the same period in 2015. Included in this category were merger related expenses that totaled $165,100 and $236,600 for the quarter and nine months ended September 30, 2016, respectively.

ASSET QUALITY
Asset quality improved in the third quarter with total nonperforming assets of $23.77 million as of September 30, 2016 compared to $25.51 million at December 31, 2015 and $26.07 million at September 30, 2015.

•	Nonaccrual loans declined by 23.69% to $6.70 million compared to $8.78 million as of December 31, 2015 and declined by 24.06% when compared to $8.83 million as of September 30, 2015.

•	Restructured loans that were accruing were $12.39 million compared to $12.06 million as of December 31, 2015 and $12.11 million as of September 30, 2015.

•	Other real estate owned was $3.39 million compared to $3.35 million as of December 31, 2015 and $3.87 million as of September 30, 2015.

•	Loans past due 90+ days and still accruing were $248,000 as of September 30, 2016 compared to $278,000 as of December 31, 2015 and $224,000 as of September 30, 2015.

General reserves declined as the Company experienced negative loan growth during the quarter, while specific reserves were increased during the same period based on impairment analysis and risk rating changes for some loans. The cumulative effect was a net recovery of loan losses for the third quarter.

The Company's allowance for loan and lease losses ("ALLL") was $11.20 million or 1.32% of total loans at September 30, 2016 compared to $11.05 million or 1.37% of total loans at December 31, 2015. The Company recorded a recovery of loan losses of $297,000 in the third quarter of 2016 compared to a provision of $50,000 in the previous quarter and a recovery of provision of $432,000 for the same period in 2015.

CONSOLIDATED ASSETS
Total consolidated assets at September 30, 2016 were $1.34 billion, higher by 3.10% since December 31, 2015. Changes in major asset categories were as follows:

•	Cash balances and deposits with other banks increased by $16.56 million compared to December 31, 2015.

•	The securities portfolio decreased by $15.43 million compared to December 31, 2015, as we redeployed securities into higher yielding loans.

•
Loans held-for-investment declined by $8.76 million during the quarter to $845.89 million as of September 30, 2016 as a result of a large loan participation payoff. Loan balances have grown in 2016 by $40.21 million or an annualized growth rate of 6.65%.

CONSOLIDATED LIABILITIES
Total consolidated liabilities at September 30, 2016 were $1.21 billion, an increase of 2.97% compared to December 31, 2015. Deposits growth, driven by core deposits, continues to be strong, increasing by $50.71 million from December 31, 2015 to $1.09 billion as of September 30, 2016. Federal Home Loan Bank ("FHLB") borrowings decreased by $21.50 million from December 31, 2015 to $63.50 million at September 30, 2016. The majority of FHLB borrowings mature in less than one year. We expect to retire those advances as they mature and replace them with core deposits.

SHAREHOLDERS' EQUITY AND CAPITAL
Shareholders’ equity at September 30, 2016 was $128.92 million, compared to $123.55 million at December 31, 2015. Retained earnings at September 30, 2016 were $64.60 million compared to $60.39 million at December 31, 2015. On September 15, 2015, the Company's Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock, or approximately 8% of the Company’s outstanding shares. The repurchase program was effective immediately and runs through December 31, 2017. This program replaced the previous repurchase program adopted in 1999, pursuant to which the Company had 24,084 shares remaining eligible for repurchase. As of September 30, 2016, the Company had repurchased a total of 104,300 shares under the current plan, at a total cost of $1.91 million and for a weighted average price of $18.33. The tangible book value of the Company’s common stock at September 30, 2016 was $17.66 per share versus $16.93 per share at December 31, 2015.

The Company’s capital ratios remain well above regulatory minimum capital ratios as of September 30, 2016:

•	Tier 1 Leverage ratio was 9.59%, 5.59% over the regulatory minimum of 4.00% to be well capitalized.

•	Common Equity Tier 1 Ratio was 15.92%, 8.92% over the regulatory minimum of 7.00% to be well capitalized.

•	Tier 1 Risk-Based Capital Ratio was 16.57%, 8.07% over the regulatory minimum of 8.50% to be well capitalized.

•	Total Risk Based Capital Ratio was 17.83%, 7.33% over the regulatory minimum of 10.50% to be well capitalized.

Caution about Forward Looking Statements
Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Risk and uncertainties related to the pending merger with Access National include, among others, ability to obtain regulatory approvals and meet other closing conditions to the transaction; delays in closing the transaction; changes in asset quality and credit risk; changes in interest rates and capital markets; the introduction, timing and success of business initiatives; competitive conditions; and the inability to recognize cost savings or revenues or to implement integration plans associated with the transaction. Annualized, pro forma, projected, and estimated numbers are used for illustrative purposes only, may not reflect actual results and may not be relied upon. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

About Middleburg Financial Corporation
Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. Middleburg Bank serves communities in Virginia with financial centers in Ashburn, Gainesville, Leesburg, Marshall, Middleburg, Purcellville, Reston, Richmond, Warrenton and Williamsburg. Middleburg Investment Group owns Middleburg Trust Company, which is headquartered in Richmond, Virginia with offices in Middleburg, Alexandria and Williamsburg.

Additional Information About the Proposed Transaction and Where to Find It
Investors are urged to review carefully and consider all public filings by Access National and Middleburg with the Securities and Exchange Commission (the “SEC”), including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Quarterly Reports on Form 10-Q, and their Current Reports on Form 8-K. The documents filed with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. The documents filed by Access National with the SEC may also be obtained free of charge at Access National’s website at www.accessnationalbank.com or by requesting them in writing to Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, VA 20191, Attention: Investor Relations. The documents filed by Middleburg with the SEC may also be obtained free of charge at Middleburg’s website at www.middleburgbank.com or by requested them in writing to Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia 20117, Attention: Investor Relations.

In connection with the proposed transaction, Access National intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement of Access National and Middleburg and a prospectus of Access National. A definitive joint proxy statement/prospectus will be sent to the shareholders of each company seeking the required shareholder approvals. Before making any voting or investment decision, investors and security holders of Access National and Middleburg are urged to read carefully the entire registration statement and joint proxy statement/prospectus when they become available, including any amendments thereto, because they will contain important information about the proposed transaction. Free copies of these documents may be obtained as described above.

Access National, Middleburg and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from Access National and Middleburg shareholders in connection with the proposed transaction. Information about the directors and officers of Access National and their ownership of Access National common stock is set forth in the definitive proxy statement for Access National’s 2016 annual meeting of shareholders, as previously filed with the SEC on April 18, 2016. Information about the directors and officers of Middleburg and their ownership of Middleburg common stock is set forth in the definitive proxy statement for Middleburg’s 2016 annual meeting of shareholders, as previously filed with the SEC on April 12, 2016. Investors may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available. Free copies of these documents may be obtained as described above.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except for share and per share data)

	(Unaudited)
	September 30, 2016	December 31, 2015
ASSETS
Cash and due from banks	$5,557	$5,489
Interest bearing deposits with other banks	50,234	33,739
Total cash and cash equivalents	55,791	39,228
Securities held to maturity, fair value of $10,957 and $4,163, respectively	10,727	4,207
Securities available for sale, at fair value	352,618	374,571
Restricted securities, at cost	5,562	6,411
Loans, net of allowance for loan losses of $11,200 and $11,046, respectively	834,690	794,635
Loans held for sale	669	—
Premises and equipment, net	18,755	19,531
Goodwill and identified intangibles, net	3,507	3,636
Other real estate owned, net of valuation allowance	3,387	3,345
Bank owned life insurance	23,761	23,273
Accrued interest receivable and other assets	25,535	26,026
TOTAL ASSETS	$1,335,002	$1,294,863

LIABILITIES
Deposits:
Non-interest bearing demand deposits	$267,017	$235,897
Savings and interest bearing demand deposits	562,954	560,328
Time deposits	261,534	244,575
Total deposits	1,091,505	1,040,800
Securities sold under agreements to repurchase	31,540	26,869
Federal Home Loan Bank borrowings	63,500	85,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	14,382	13,485
TOTAL LIABILITIES	1,206,082	1,171,309
Commitments and contingencies
SHAREHOLDERS' EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized, 7,103,358 and 7,085,217, issued and outstanding, respectively)	17,331	17,330
Capital surplus	44,186	44,155
Retained earnings	64,600	60,392
Accumulated other comprehensive income	2,803	1,677
TOTAL SHAREHOLDERS' EQUITY	128,920	123,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,335,002	$1,294,863

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except for per share data)
	(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
INTEREST INCOME
Interest and fees on loans	$8,624	$8,227	$25,397	$24,484
Interest and dividends on securities
Taxable	1,585	1,938	5,650	5,636
Tax-exempt	411	444	1,303	1,354
Dividends	82	71	238	196
Interest on deposits with other banks and federal funds sold	35	23	123	84
Total interest and dividend income	10,737	10,703	32,711	31,754
INTEREST EXPENSE
Interest on deposits	909	877	2,670	2,580
Interest on securities sold under agreements to repurchase	1	2	2	64
Interest on FHLB borrowings and other debt	210	165	704	507
Total interest expense	1,120	1,044	3,376	3,151
NET INTEREST INCOME	9,617	9,659	29,335	28,603
Provision for (recovery of) loan losses	(297)	(432)	53	(407)
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	9,914	10,091	29,282	29,010
NON-INTEREST INCOME
Service charges on deposit accounts	303	275	868	803
Trust services income	1,168	1,168	3,458	3,629
ATM fee income, net	190	209	565	593
Gains on sales of loans held for sale, net	11	9	23	3
Gains on sales of securities available for sale, net	138	—	511	138
Commissions on investment sales	133	132	417	415
Bank owned life insurance	165	166	488	489
Other operating income	136	212	492	1,194
Total non-interest income	2,244	2,171	6,822	7,264
NON-INTEREST EXPENSE
Salaries and employee benefits	4,727	4,793	14,152	14,544
Occupancy and equipment	1,262	1,323	3,937	4,054
Amortization	210	160	628	478
Computer operations	605	524	1,923	1,536
Other real estate owned, net	183	193	339	285
Other taxes	237	230	709	684
Federal deposit insurance	215	188	606	583
Audits and exams	136	156	453	472
Other operating expenses	1,599	1,524	4,192	4,083
Total non-interest expense	9,174	9,091	26,939	26,719
Income before income taxes	2,984	3,171	9,165	9,555
Income tax expense	720	850	2,193	2,506
NET INCOME	$2,264	$2,321	$6,972	$7,049
Earnings per share:
Basic	$0.32	$0.32	$0.98	$0.99
Diluted	$0.32	$0.32	$0.98	$0.98
Dividends per common share	$0.13	$0.13	$0.39	$0.33

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Quarterly Summary of Consolidated Statements of Income
(Unaudited, Dollars In thousands, except for per share data)
	For the Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
INTEREST INCOME
Interest and fees on loans	$8,624	$8,543	$8,230	$7,995	$8,227
Interest and dividends on securities
Taxable	1,585	1,992	2,073	1,992	1,938
Tax-exempt	411	440	452	449	444
Dividends	82	87	69	69	71
Interest on deposits with other banks and federal funds sold	35	40	48	22	23
Total interest and dividend income	10,737	11,102	10,872	10,527	10,703
INTEREST EXPENSE
Interest on deposits	909	890	871	882	877
Interest on securities sold under agreements to repurchase	1	—	1	—	2
Interest on FHLB borrowings and other debt	210	243	251	174	165
Total interest expense	1,120	1,133	1,123	1,056	1,044
NET INTEREST INCOME	9,617	9,969	9,749	9,471	9,659
Provision for (recovery of) loan losses	(297)	50	300	2,700	(432)
NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF) LOAN LOSSES	9,914	9,919	9,449	6,771	10,091
NON-INTEREST INCOME
Service charges on deposit accounts	303	286	279	258	275
Trust services income	1,168	1,132	1,158	1,156	1,168
ATM fee income, net	190	211	164	204	209
Gains (losses) on sales of loans held for sale, net	11	3	9	(4)	9
Gains on sales of securities available for sale, net	138	210	163	2	—
Commissions on investment sales	133	152	132	132	132
Bank owned life insurance	165	163	160	167	166
Other operating income	136	213	143	442	212
Total non-interest income	2,244	2,370	2,208	2,357	2,171
NON-INTEREST EXPENSE
Salaries and employee benefits	4,727	4,613	4,812	3,771	4,793
Occupancy and equipment	1,262	1,261	1,414	1,382	1,323
Amortization	210	209	209	193	160
Computer operations	605	598	720	801	524
Other real estate owned, net	183	(11)	167	(1)	193
Other taxes	237	237	235	231	230
Federal deposit insurance	215	216	175	203	188
Audits and exams	136	165	152	113	156
Other operating expenses	1,599	1,463	1,130	1,445	1,524
Total non-interest expense	9,174	8,751	9,014	8,138	9,091
Income before income taxes	2,984	3,538	2,643	990	3,171
Income tax expense	720	885	588	209	850
NET INCOME	$2,264	$2,653	$2,055	$781	$2,321
Earnings per share:
Basic	$0.32	$0.37	$0.29	$0.11	$0.32
Diluted	$0.32	$0.37	$0.29	$0.11	$0.32
Dividends per common share	$0.13	$0.13	$0.13	$0.13	$0.13

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Selected Financial Data by Quarter
(Unaudited, Dollars in thousands, except for per share data)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2016	2016	2016	2015	2015
BALANCE SHEET RATIOS
Loans to deposits	77.50%	80.90%	76.07%	77.41%	75.64%
Average interest-earning assets to average interest-bearing liabilities	134.84%	133.31%	132.30%	136.05%	135.94%
INCOME STATEMENT RATIOS
Return on average assets (ROA)	0.68%	0.80%	0.63%	0.24%	0.73%
Return on average equity (ROE)	7.01%	8.47%	6.63%	2.45%	7.33%
Net interest margin (1)	3.11%	3.26%	3.24%	3.17%	3.28%
Yield on average earning assets	3.47%	3.63%	3.60%	3.52%	3.63%
Yield on securities	2.49%	2.92%	2.95%	2.83%	2.86%
Yield on loans	4.03%	4.11%	4.09%	4.01%	4.20%
Cost of funds	0.38%	0.38%	0.39%	0.37%	0.37%
Efficiency ratio (5)	74.43%	70.08%	73.22%	67.21%	72.90%
PER SHARE DATA
Dividends	$0.13	$0.13	$0.13	$0.13	$0.13
Book value	18.15	18.03	17.65	17.44	17.65
Tangible book value (4)	17.66	17.53	17.14	16.93	17.13
SHARE PRICE DATA
Closing price	$28.28	$27.20	$21.60	$18.48	$17.61
Diluted earnings multiple (2)	22.27	18.26	18.52	16.95	13.76
Book value multiple (3)	1.56	1.51	1.22	1.06	1.00
COMMON STOCK DATA
Outstanding shares at end of period	7,103,358	7,101,390	7,094,602	7,085,217	7,162,716
Weighted average shares outstanding, basic	7,103,235	7,100,226	7,076,775	7,152,844	7,162,930
Weighted average shares outstanding, diluted	7,160,164	7,153,917	7,107,380	7,171,498	7,181,183
Dividend payout ratio	40.63%	35.14%	44.83%	118.18%	40.63%
CAPITAL RATIOS
Capital to assets	9.66%	9.74%	9.29%	9.54%	10.02%
Leverage ratio	9.59%	9.45%	9.40%	9.59%	9.84%
Common equity tier 1 ratio	15.92%	15.44%	15.56%	15.61%	16.31%
Tier 1 risk based capital ratio	16.57%	16.08%	16.22%	16.27%	16.99%
Total risk based capital ratio	17.83%	17.34%	17.47%	17.52%	18.25%
CREDIT QUALITY
Net charge-offs (recoveries) to average loans	(0.004)%	(0.018)%	0.002%	0.390%	(0.002)%
Total nonperforming loans to total loans	2.29%	2.29%	2.46%	2.62%	2.71%
Total nonperforming assets to total assets	1.78%	1.84%	1.86%	1.97%	2.07%
Nonaccrual loans to:
Total loans	0.79%	0.82%	0.94%	1.09%	1.13%
Total assets	0.50%	0.53%	0.57%	0.68%	0.70%
Allowance for loan losses to:
Total loans	1.32%	1.35%	1.37%	1.37%	1.46%
Nonperforming assets	47.12%	47.72%	45.22%	43.30%	43.73%
Nonaccrual loans	167.09%	165.24%	146.25%	125.75%	129.15%
NONPERFORMING ASSETS
Loans delinquent 90+ days and still accruing	$248	$179	$511	$278	$224
Nonaccrual loans	6,703	6,976	7,747	8,784	8,827
Restructured loans (not in nonaccrual)	12,386	12,407	12,027	12,058	12,106
Other real estate owned	3,387	3,553	3,727	3,345	3,871
Repossessed assets	1,043	1,043	1,043	1,043	1,044
Total nonperforming assets	$23,767	$24,158	$25,055	$25,508	$26,072

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial services industry to determine how profitably earning assets are funded. Because the Company earns non taxable interest income due to the mix in its investment and loan portfolios, net interest income for the ratio is calculated on a tax equivalent basis as described above. This calculation excludes net securities gains and losses.

(2)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(3)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(4)
Tangible book value is not a measurement under accounting principles generally accepted in the United States. It is computed by subtracting identified intangible assets and goodwill from total Middleburg Financial Corporation shareholders’ equity and then dividing the result by the number of shares of common stock issued and outstanding at the end of the accounting period.

(5)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense (adjusted for amortization of intangibles, other real estate expenses, and non-recurring one-time charges) by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio. The tax rate utilized in calculating tax equivalent amounts is 34%. The Company calculates and reviews this ratio as a means of evaluating operational efficiency.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Three months ended September 30,
	2016			2015
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$314,367	$1,667	2.11%	$320,684	$2,009	2.49%
Tax-exempt (1)	50,914	623	4.86%	51,252	672	5.20%
Total securities	$365,281	$2,290	2.49%	$371,936	$2,681	2.86%
Loans:
Taxable	$851,030	$8,618	4.03%	$777,039	$8,222	4.20%
Tax-exempt (1)	577	8	5.52%	630	8	5.04%
Total loans (3)	$851,607	$8,626	4.03%	$777,669	$8,230	4.20%
Interest on deposits with other banks and federal funds sold	39,315	35	0.35%	46,671	23	0.20%
Total earning assets	$1,256,203	$10,951	3.47%	$1,196,276	$10,934	3.63%
Less: allowance for loan losses	(11,516)			(11,870)
Total nonearning assets	80,465			77,155
Total assets	$1,325,152			$1,261,561
Liabilities:
Interest-bearing deposits:
Checking	$350,110	$194	0.22%	$343,584	$176	0.20%
Regular savings	130,623	61	0.19%	120,104	56	0.18%
Money market savings	76,377	49	0.26%	66,144	32	0.19%
Time deposits:
$100,000 and over	153,108	336	0.87%	148,998	322	0.86%
Under $100,000	116,061	269	0.92%	103,897	291	1.11%
Total interest-bearing deposits	$826,279	$909	0.44%	$782,727	$877	0.45%
Securities sold under agreements to repurchase	33,585	1	0.01%	28,859	2	0.03%
FHLB borrowings and other debt	71,731	210	1.17%	68,416	165	0.96%
Total interest-bearing liabilities	$931,595	$1,120	0.48%	$880,002	$1,044	0.47%
Non-interest bearing liabilities:
Demand deposits	250,705			242,983
Other liabilities	14,379			12,815
Total liabilities	$1,196,679			$1,135,800
Shareholders' equity	128,473			125,761
Total liabilities and shareholders' equity	$1,325,152			$1,261,561
Net interest income		$9,831			$9,890
Interest rate spread			2.99%			3.16%
Cost of Funds			0.38%			0.37%
Interest expense as a percent of average earning assets			0.35%			0.35%
Net interest margin			3.11%			3.28%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 366 day year for 2016 and 365 day year for 2015.

(3)	Total average loans include loans on non-accrual status.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES Average Balances, Income and Expenses, Yields and Rates (Unaudited)
	Nine months ended September 30,
	2016			2015
	Average Balance	Income/ Expense	Yield/ Rate (2)	Average Balance	Income/ Expense	Yield/ Rate (2)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$325,562	$5,888	2.42%	$315,507	$5,832	2.47%
Tax-exempt (1)	50,755	1,974	5.20%	51,680	2,051	5.31%
Total securities	$376,317	$7,862	2.79%	$367,187	$7,883	2.87%
Loans:
Taxable	$832,214	$25,380	4.07%	$764,337	$24,468	4.28%
Tax-exempt (1)	625	26	5.56%	620	25	5.39%
Total loans (3)	$832,839	$25,406	4.07%	$764,957	$24,493	4.28%
Interest on deposits with other banks and federal funds sold	42,115	123	0.39%	52,858	84	0.21%
Total earning assets	$1,251,271	$33,391	3.56%	$1,185,002	$32,460	3.66%
Less: allowance for loan losses	(11,359)			(11,894)
Total nonearning assets	80,774			76,703
Total assets	$1,320,686			$1,249,811
Liabilities:
Interest-bearing deposits:
Checking	$353,769	$576	0.22%	$342,184	$517	0.20%
Regular savings	129,538	180	0.19%	117,981	164	0.19%
Money market savings	75,762	133	0.23%	67,314	95	0.19%
Time deposits:
$100,000 and over	148,115	980	0.88%	136,980	900	0.88%
Under $100,000	112,442	801	0.95%	107,181	904	1.13%
Total interest-bearing deposits	$819,626	$2,670	0.44%	$771,640	$2,580	0.45%
Securities sold under agreements to repurchase	29,966	2	0.01%	30,578	64	0.28%
FHLB borrowings and other debt	87,786	704	1.07%	69,752	507	0.97%
Federal funds purchased	2	—	—%	2	—	—%
Total interest-bearing liabilities	$937,380	$3,376	0.48%	$871,972	$3,151	0.48%
Non-interest bearing liabilities:
Demand deposits	243,020			239,791
Other liabilities	13,896			13,126
Total liabilities	$1,194,296			$1,124,889
Shareholders' equity	126,390			124,922
Total liabilities and shareholders' equity	$1,320,686			$1,249,811
Net interest income		$30,015			$29,309
Interest rate spread			3.08%			3.18%
Cost of Funds			0.38%			0.38%
Interest expense as a percent of average earning assets			0.36%			0.36%
Net interest margin			3.20%			3.31%

(1)	Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.

(2)	All yields and rates have been annualized on a 366 day year for 2016 and 365 day year for 2015.

(3)	Total average loans include loans on non-accrual status.